FIFTH LOAN MODIFICATION AGREEMENT

     This Fifth Loan Modification Agreement (this “Loan Modification Agreement”) is entered into as of the Fifth Loan Modification Effective Date, by and between SILICON VALLEY BANK, a California corporation, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 and with a loan production office located at One Newton Executive Park, Suite 200, 2221 Washington Street, Newton, Massachusetts 02462 (“Bank”) and VOXWARE, INC., a Delaware corporation with its chief executive office located at 300 American Metro Blvd, Suite 155, Hamilton, NJ 08619 (“Borrower”).

1. DESCRIPTION OF EXISTING INDEBTEDNESS AND OBLIGATIONS. Among other indebtedness and obligations which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to a loan arrangement dated as of January 3, 2007, but effective as of December 29, 2006, evidenced by, among other documents, a certain Amended and Restated Loan and Security Agreement dated as of January 3, 2007, but effective as of December 29, 2006, by and between Borrower and Bank, as amended by a certain First Loan Modification Agreement dated as of February 2, 2007, as further amended by a certain Second Loan Modification Agreement, dated as of February 13, 2008 but effective as of December 27, 2007, as further amended by a certain Waiver and Third Loan Modification Agreement, dated as of November 14, 2008, and as further amended by a certain Waiver and Fourth Loan Modification Agreement, dated as of February 17, 2009, in each case by and between Borrower and Bank (as amended, the “Loan Agreement”). Capitalized terms used but not otherwise defined herein shall have the same meaning as defined in the Loan Agreement.

2. DESCRIPTION OF COLLATERAL. Repayment of the Obligations is secured by the Collateral as described in the Loan Agreement and the Intellectual Property Collateral as described in a certain Intellectual Property Security Agreement dated as of December 29, 2003 (as amended, the “IP Security Agreement”) (together with any other collateral security granted to Bank, the “Security Documents”).

Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations shall be referred to as the “Existing Loan Documents”.

3. DESCRIPTION OF CHANGE IN TERMS.

A.	Modifications to Loan Agreement.

	1	The Loan Agreement shall be amended by deleting the following text appearing as Section 2.2 thereof:

“2.2 Overadvances. If at any time or for any reason the total of (a) all outstanding Advances plus (b) the Term Loan Reserve plus (c) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) plus an amount equal to the Letter of Credit Reserves, plus (d) the FX Reserve plus (e) any other monetary Obligations exceeds the Availability Amount (such excess amount being an “Overadvance”), Borrower shall immediately pay the amount of the excess to Bank, without notice or demand. Without limiting Borrower’s obligation to repay to Bank the amount of any Overadvance, Borrower agrees to pay Bank interest on the outstanding amount of any Overadvance, on demand, at the Default Rate.”

and inserting in lieu thereof the following:

“2.2 Overadvances. If at any time or for any reason the total of (a) all outstanding Advances plus (b) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit plus an amount equal to the Letter of Credit Reserves), plus (c) the FX Reserve plus (d) any other monetary Obligations, exceeds the Availability Amount (such excess amount being an “Overadvance”), Borrower shall immediately pay the amount of the excess to Bank, without notice or demand. Without limiting Borrower’s obligation to repay to Bank the amount of any Overadvance, Borrower agrees to pay Bank interest on the outstanding amount of any Overadvance, on demand, at the Default Rate.”

2	The Loan Agreement shall be amended by deleting the following text appearing as Section 6.9(a) thereof:

“(a) Minimum Cash Balance. As of the Fourth Loan Modification Effective Date, and at all times thereafter, Borrower shall maintain not less than One Million Five Hundred Thousand Dollars ($1,500,000.00) in unrestricted and unencumbered cash in accounts with the Bank or a Bank subsidiary.”

and inserting in lieu thereof the following:

“(a) Minimum Liquidity. Maintain as of the Fifth Loan Modification Effective Date, and at all times thereafter (certified monthly by the Borrower), liquidity in an amount equal to or greater than One Million Five Hundred Thousand Dollars ($1,500,000), calculated as the sum of (i) unrestricted and unencumbered cash in accounts at Bank plus (ii) the aggregate Availability Amount.”

3	The Loan Agreement shall be amended by deleting the following text appearing as Section 6.9(b) thereof:

“(b) Minimum Cumulative Net Loss/Net Income. Borrower’s trailing-three-month Net Income (loss), tested on a monthly basis as of the last day of each month, shall not be less than (not be a greater net loss than) the amounts indicated below for each period indicated below:

Trailing-three-month Period Ended	Minimum Net Income (maximum net loss)
October 31, 2008	($2,200,000)
November 30, 2008	($2,200,000)
December 31, 2008	($1,400,000)
March 31, 2009, and each monthly period thereafter	$500,000”

4	The Loan Agreement shall be amended by deleting the following text appearing as Section 7.7 thereof:

“7.7 Distributions; Investments. (a) Directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so; or (b) pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock.”

and inserting in lieu thereof the following:

“7.7 Distributions; Investments. (a) Directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so; or (b) pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock; provided, however, that from and after the Fifth Loan Modification Effective Date, provided no Default or Event of Default has occurred and is continuing, or would result after giving pro forma effect to any of the following, Borrower shall be permitted to repurchase up to forty percent (40%) of existing employees’ restricted stock units (“RSUs”) previously issued by Borrower pursuant to a stock incentive plan approved by Borrower’s board of directors; provided further, that the aggregate amount of all such repurchases of RSUs shall not exceed Fifteen Thousand Dollars ($15,000) in any fiscal month.”

5	The Loan Agreement shall be amended by deleting the following definitions from Section 13.1 thereof:

““Availability Amount” is (a) the lesser of (i) the Revolving Line or (ii) the Borrowing Base minus the Term Loan Reserve minus (b) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) plus an amount equal to the Letter of Credit Reserves, minus (c) the FX Reserve, and minus (d) the outstanding principal balance of any Advances (including any amounts used for Cash Management Services).

“Revolving Line Maturity Date” is March 31, 2009.

“Term Loan Reserve” is an amount equal to one hundred percent (100%) of the aggregate amount of outstanding Term Loans.”

and inserting in lieu thereof the following:

““Availability Amount” is (a) the lesser of (i) the Revolving Line or (ii) the Borrowing Base minus (b) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit plus an amount equal to the Letter of Credit Reserves), minus (c) the FX Reserve, and minus (d) the outstanding principal balance of any Advances (including any amounts used for Cash Management Services).

“Revolving Line Maturity Date” is May 31, 2009.”

6	The Loan Agreement shall be amended by inserting the following new definitions to appear alphabetically in Section 13.1 thereof:

““Fifth Loan Modification Agreement” is that certain Fifth Loan Modification Agreement, dated as of the Fifth Loan Modification Effective Date, by and between Bank and Borrower.

“Fifth Loan Modification Effective Date” is the date indicated on the signature page to the Fifth Loan Modification Agreement.”

7	The Compliance Certificate appearing as Exhibit C to the Loan Agreement is hereby replaced with the Compliance Certificate attached as Exhibit A hereto.

4. FEES. Borrower shall pay to Bank an extension and modification fee equal to Two Thousand Dollars ($2,000.00), which fee shall be due on the date hereof and shall be deemed fully earned as of the date hereof. Borrower shall also reimburse Bank for all legal fees and expenses incurred in connection with this amendment to the Existing Loan Documents.

5. RATIFICATION OF INTELLECTUAL PROPERTY SECURITY AGREEMENT. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and conditions of the IP Security Agreement and acknowledges, confirms and agrees that said IP Security Agreement contains an accurate and complete listing of all Intellectual Property Collateral as defined in said IP Security Agreement, and shall remain in full force and effect.

6. RATIFICATION OF PERFECTION CERTIFICATE. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in a certain Perfection Certificate dated as of May 24, 2006, between Borrower and Bank, and acknowledges, confirms and agrees the disclosures and information above Borrower provided to Bank in the Perfection Certificate has not changed, as of the date hereof.

7. CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

8. RATIFICATION OF LOAN DOCUMENTS. Borrower hereby ratifies, confirms, and reaffirms all terms and conditions of all security or other collateral granted to the Bank, and confirms that the indebtedness secured thereby includes, without limitation, the Obligations.

9. NO DEFENSES OF BORROWER. Borrower hereby acknowledges and agrees that Borrower has no offsets, defenses, claims, or counterclaims against Bank with respect to the Obligations, or otherwise, and that if Borrower now has, or ever did have, any offsets, defenses, claims, or counterclaims against Bank, whether known or unknown, at law or in equity, all of them are hereby expressly WAIVED and Borrower hereby RELEASES Bank from any liability thereunder.

10. CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Obligations pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Obligations. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker will be released by virtue of this Loan Modification Agreement.

11. COUNTERSIGNATURE. This Loan Modification Agreement shall become effective only when it shall have been executed by Borrower and Bank.

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     This Loan Modification Agreement is executed as a sealed instrument under the laws of the Commonwealth of Massachusetts as of the Fifth Loan Modification Effective Date.

BORROWER:		BANK:

VOXWARE, INC.		SILICON VALLEY BANK

By:	/s/ William G. Levering III	By:	/s/ Jay T. Tracy
Name:	William G. Levering III	Name:	Jay T. Tracy
Title:	Chief Financial Officer	Title:	Vice President

Fifth Loan Modification Effective Date: March 31, 2009

     The undersigned, VERBEX ACQUISITION CORPORATION, a Delaware corporation (“Guarantor”) hereby: (i) ratifies, confirms and reaffirms, all and singular, the terms and conditions of (A) a certain Unlimited Guaranty of the obligations of Borrower to Bank dated January 27, 2004 (the “Guaranty”), and (B) a certain Security Agreement by Guarantor in favor of Bank dated January 27, 2004 (the “Security Agreement”); (ii) acknowledges, confirms and agrees that the Guaranty and the Security Agreement shall remain in full force and effect and shall in no way be limited by the execution of this Loan Modification Agreement or any other documents, instruments and/or agreements executed and/or delivered in connection herewith; and (iii) acknowledges, confirms and agrees that the obligations of Guarantor to Bank under the Guaranty include, without limitation, all Obligations of Borrower to Bank under the Loan Agreement, as amended by this Loan Modification Agreement.

VERBEX ACQUISITION CORPORATION

By:	/s/ William G. Levering III
Name:	William G. Levering III
Title:	Chief Financial Officer

     The undersigned, VOXWARE(UK) Limited, a company registered under the laws of England and Wales (“UK Guarantor”) hereby: (i) ratifies, confirms and reaffirms, all and singular, the terms and conditions of (A) a certain Deed of Guaranty of the obligations of Borrower to Bank dated as of February 5, 2009 (the “UK Guaranty”), and (B) a certain Mortgage Debenture by UK Guarantor in favor of Bank dated as of February 5, 2009 (the “Debenture”); (ii) acknowledges, confirms and agrees that the UK Guaranty and the Debenture shall remain in full force and effect and shall in no way be limited by the execution of this Loan Modification Agreement or any other documents, instruments and/or agreements executed and/or delivered in connection herewith; and (iii) acknowledges, confirms and agrees that the obligations of UK Guarantor to Bank under the UK Guaranty include, without limitation, all Obligations of Borrower to Bank under the Loan Agreement, as amended by this Loan Modification Agreement.

VOXWARE (UK) Limited

By:	/s/ William G. Levering III
Name:	William G. Levering III
Title:	Chief Financial Officer